Exhibit 5(b)

[Letterhead of MLB]

May 10, 2012

UNS Energy Corporation

Tucson Electric Power Company

88 East Broadway Boulevard

Tucson, AZ 85701

Ladies and Gentlemen:

As counsel to UNS Energy Corporation, an Arizona corporation (“UNS Energy”), and Tucson Electric Power Company, an Arizona corporation (“TEP” and, together with UNS Energy, the “Companies”), we have participated in the preparation of a joint Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof by the Companies (a) for the registration under the Securities Act of 1933, as amended (“Securities Act”), of an unspecified amount of (i) unsecured debt securities of TEP (the “Unsecured Debt Securities”), and (ii) common stock of UNS Energy (the “Common Stock”), including 175,000 shares of Common Stock (“Plan Shares”) to be issued under UNS Energy’s Investment Plus Plan (the “Plan”), and (b) for the qualification under the Trust Indenture Act of 1939, as amended, of TEP’s Indenture, dated as of November 1, 2011 (the “Indenture”), between TEP and U.S. Bank National Association, as trustee (the “Trustee”) under which the TEP Unsecured Debt Securities are to be issued. In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Amended and Restated Articles of Incorporation, and the Bylaws, as amended, of UNS Energy, as in effect on the date hereof, (iii) resolutions of the Board of Directors of UNS Energy relating to the Registration Statement, the Plan and the issuance and sale of the Plan Shares, (iv) resolutions of the Board of Directors of TEP relating to the Registration Statement, (v) the Indenture and (vi) such other instruments, certificates, records and documents, and such matters of law, as we have considered necessary or appropriate for the purposes hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid Registration Statement, resolutions, instruments, certificates, records and documents.

May 10, 2012

Based upon and subject to the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:

1. Each Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona.

2. When issued and delivered as contemplated in the Registration Statement and a prospectus supplement with respect thereto, the UNS Energy Common Stock (other than the Plan Shares) will be legally issued, fully paid and non-assessable.

3. With respect to the authorized but unissued Plan Shares to be issued and sold pursuant to the Plan, when such Plan Shares shall have been issued and delivered by UNS Energy pursuant to the Plan, all as contemplated by the Registration Statement, such Plan Shares will have been legally issued and will be fully paid and non-assessable.

4. With respect to the TEP Unsecured Debt Securities, when issued and delivered as contemplated in the Registration Statement and a prospectus supplement with respect thereto, such Unsecured Debt Securities will be legally issued and constitute the valid and binding obligations of TEP, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general equitable principles (whether considered in a proceeding in equity or at law).

For purposes of the opinions set forth above, we have assumed that:

a) the securities which are the subject of such opinions will be issued and sold against payment therefor in compliance with the due authorization of the Companies’ respective Board of Directors or a duly authorized committee thereof and, in the case of the Common Stock, in conformity with UNS Energy’s Amended and Restated Articles of Incorporation; and

b) in the case of TEP’s Unsecured Debt Securities, the terms and provisions of such securities shall have been established in accordance with the terms of the Indenture or a supplemental indenture thereunder, and such securities shall have been duly executed, issued and delivered, and duly authenticated by the Trustee, in accordance with the terms of the Indenture and any supplemental indenture thereunder and such securities shall have been issued in compliance with an appropriate order of the Arizona Corporation Commission.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, as it may be amended, and consent to such references to our firm as may be made in such Registration Statement and in the prospectus or any prospectus supplement related thereto. In giving the foregoing consent, we do not thereby admit that we belong to the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated by the Commission thereunder.

This opinion is limited to the laws of the States of Arizona and New York and the federal laws of the United States of America. As to all matters of Arizona law we have, with your consent, relied upon the opinion of even date herewith rendered to you by Todd C. Hixon, Vice

May 10, 2012

President and General Counsel to the Company, and the opinions expressed herein upon such reliance are subject to the same assumptions, qualifications and limitations set forth therein.

Todd C. Hixon is authorized to rely upon this letter as to the matters of New York law as if this letter were addressed to him.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP